Citigroup Global Markets Holdings Inc.	September 19, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH18912 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Securities Linked to the Worst Performing of the Russell 2000® Index and the S&P 500 Dynamic Participation Index Due September 22, 2028

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend solely on the performance of the worst performing of the underlyings specified below.

▪	The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide for (i) repayment of the stated principal amount plus a premium at maturity if the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value or (ii) repayment of the stated principal amount at maturity, with no premium, if the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value specified below. However, if the securities are not automatically redeemed prior to maturity and the worst performing underlying on the final valuation date has depreciated from its initial underlying value so that its final underlying value is less than its final buffer value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying on the final valuation date, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Final buffer value**
	Russell 2000® Index	1,826.527	1,552.548
	S&P 500 Dynamic Participation Index	746.67	634.67
*For each underlying, its closing value on the pricing date **For each underlying, 85.00% of its initial underlying value
Stated principal amount:	$1,000 per security
Pricing date:	September 19, 2023
Issue date:	September 22, 2023
Valuation dates:	September 19, 2024, December 19, 2024, March 19, 2025, June 20, 2025, September 19, 2025, December 19, 2025, March 19, 2026, June 22, 2026, September 21, 2026, December 21, 2026, March 19, 2027, June 21, 2027, September 20, 2027, December 20, 2027, March 20, 2028, June 20, 2028 and September 19, 2028 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, September 22, 2028
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold:

▪ If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date

▪ If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value: $1,000

▪ If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value:

$1,000 + [$1,000 × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

Buffer percentage:	15.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$37.50	$962.50
Total:	$1,413,000.00	$52,987.50	$1,360,012.50

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $941.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $37.50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premium:

The premium applicable to each valuation date is the percentage of the stated principal amount indicated below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable valuation date.

• September 19, 2024:	9.40% of the stated principal amount
• December 19, 2024:	11.75% of the stated principal amount
• March 19, 2025:	14.10% of the stated principal amount
• June 20, 2025:	16.45% of the stated principal amount
• September 19, 2025:	18.80% of the stated principal amount
• December 19, 2025:	21.15% of the stated principal amount
• March 19, 2026:	23.50% of the stated principal amount
• June 22, 2026:	25.85% of the stated principal amount
• September 21, 2026:	28.20% of the stated principal amount
• December 21, 2026:	30.55% of the stated principal amount
• March 19, 2027:	32.90% of the stated principal amount
• June 21, 2027:	35.25% of the stated principal amount
• September 20, 2027:	37.60% of the stated principal amount
• December 20, 2027:	39.95% of the stated principal amount
• March 20, 2028:	42.30% of the stated principal amount
• June 20, 2028:	44.65% of the stated principal amount
• September 19, 2028:	47.00% of the stated principal amount
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17291QMF8 / US17291QMF80
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index, on which the S&P 500 Dynamic Participation Index is ultimately based, and information about the Russell 2000® Index that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing value of the worst performing underlying on any valuation date prior to the final valuation date is greater than or equal to its initial underlying value.

If the first valuation date on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value is...	...then you will receive the following payment per security upon automatic early redemption:
September 19, 2024	$1,000.00 + applicable premium = $1,000.00 + $94.00 = $1,094.00
December 19, 2024	$1,000.00 + applicable premium = $1,000.00 + $117.50 = $1,117.50
March 19, 2025	$1,000.00 + applicable premium = $1,000.00 + $141.00 = $1,141.00
June 20, 2025	$1,000.00 + applicable premium = $1,000.00 + $164.50 = $1,164.50
September 19, 2025	$1,000.00 + applicable premium = $1,000.00 + $188.00 = $1,188.00
December 19, 2025	$1,000.00 + applicable premium = $1,000.00 + $211.50 = $1,211.50
March 19, 2026	$1,000.00 + applicable premium = $1,000.00 + $235.00 = $1,235.00
June 22, 2026	$1,000.00 + applicable premium = $1,000.00 + $258.50 = $1,258.50
September 21, 2026	$1,000.00 + applicable premium = $1,000.00 + $282.00 = $1,282.00
December 21, 2026	$1,000.00 + applicable premium = $1,000.00 + $305.50 = $1,305.50
March 19, 2027	$1,000.00 + applicable premium = $1,000.00 + $329.00 = $1,329.00
June 21, 2027	$1,000.00 + applicable premium = $1,000.00 + $352.50 = $1,352.50
September 20, 2027	$1,000.00 + applicable premium = $1,000.00 + $376.00 = $1,376.00
December 20, 2027	$1,000.00 + applicable premium = $1,000.00 + $399.50 = $1,399.50
March 20, 2028	$1,000.00 + applicable premium = $1,000.00 + $423.00 = $1,423.00
June 20, 2028	$1,000.00 + applicable premium = $1,000.00 + $446.50 = $1,446.50

If, on any valuation date prior to the final valuation date, the closing value of an underlying is greater than or equal to its initial underlying value, but the closing value of the other underlying is less than its initial underlying value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of each underlying on the applicable valuation date must be greater than or equal to its initial underlying value.

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns of the worst performing underlying on the final valuation date. Your payment at maturity (if the securities are not earlier automatically redeemed) will be determined based solely on the performance of the worst performing underlying on the final valuation date.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

PS-4

Citigroup Global Markets Holdings Inc.

Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlying on the Final Valuation Date
PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. Your actual payment at maturity per security, if the securities are not automatically redeemed prior to maturity, will depend on the actual final underlying value of the worst performing underlying on the final valuation date. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or final buffer values of the underlyings. For the actual initial underlying value and final buffer value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final buffer value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical final buffer value
Russell 2000® Index	100.00	85.00 (85.00% of its hypothetical initial underlying value)
S&P 500 Dynamic Participation Index	100.00	85.00 (85.00% of its hypothetical initial underlying value)

Example 1—Upside Scenario. The final underlying value of the worst performing underlying on the final valuation date is 110.00, resulting in a 10.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	110.00	10.00%
S&P 500 Dynamic Participation Index	150.00	50.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $470

= $1,470

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value, you would be repaid the stated principal amount of your securities at maturity plus the premium applicable to the final valuation date.

Example 2—Par Scenario. The final underlying value of the worst performing underlying on the final valuation date is 92.00, resulting in a -8.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index	110.00	10.00%
S&P 500 Dynamic Participation Index*	92.00	-8.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000

In this scenario, the worst performing underlying on the final valuation date has depreciated from its initial underlying value to its final underlying value, but not by more than the buffer percentage. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 3—Downside Scenario. The final underlying value of the worst performing underlying on the final valuation date is 30.00, resulting in a -70.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Russell 2000® Index*	30.00	-70.00%
S&P 500 Dynamic Participation Index	105.00	5.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000 + [$1,000 × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

= $1,000 + [$1,000 × (-70.00% + 15.00%)]

= $1,000 + [$1,000 × -55.00%]

= $1,000 + -$550.00

= $450.00

PS-6

Citigroup Global Markets Holdings Inc.

In this scenario, the worst performing underlying on the final valuation date has depreciated from its initial underlying value to its final underlying value by more than the buffer percentage. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the worst performing underlying on the final valuation date beyond the buffer percentage.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying on one of the valuation dates is greater than or equal to its initial underlying value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the worst performing underlying on that valuation date may exceed its initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the worst performing underlying on any valuation date (other than the final valuation date) is greater than or equal to its initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable premium payable upon an automatic early redemption or at maturity and may be significantly less than the return on any underlying over the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

PS-9

Citigroup Global Markets Holdings Inc.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Material Modification of the S&P 500 Dynamic Participation Index” in this pricing supplement for information about the events that may constitute a material modification event. If a material modification event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Material Modification of the S&P 500 Dynamic Participation Index” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a material modification event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. You may lose up to all of your investment.

▪	The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to determine whether a material modification event has occurred. If the calculation agent determines that a material modification event has occurred and as a result we elect to redeem the securities upon the occurrence of a material modification event, you may incur a significant loss on your investment in the securities. In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making

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these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement and “Additional Terms of the Securities” in this pricing supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the S&P 500 Dynamic Participation Index

Set forth below is a discussion of risks relating to the S&P 500 Dynamic Participation Index. The following discussion of risks relating to the S&P 500 Dynamic Participation Index should be read together with Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The S&P 500 Dynamic Participation Index may not be successful and may underperform the parent index. The S&P 500 Dynamic Participation Index tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500® Index (the “parent index”), which means that the S&P 500 Dynamic Participation Index reflects exposure to the parent index that may be leveraged up to 200%, as described in Annex A. The S&P 500 Dynamic Participation Index attempts to outperform the parent index by temporarily increasing exposure to the parent index when the parent index has been trending down (as indicated by the current closing value being less than the trailing 10-day average), based on the investment thesis that downturns in performance in the parent index tend to be short-lived and that the parent index will recover relatively quickly from any such downturns. The S&P 500 Dynamic Participation Index seeks to participate in any such recovery on a leveraged basis, enhancing returns. However, there can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the S&P 500 Dynamic Participation Index will effectively implement its investment thesis. As a result, the S&P 500 Dynamic Participation Index may significantly underperform the parent index.

▪	The S&P 500 Dynamic Participation Index is likely to significantly underperform the parent index in a sustained falling U.S. equity market. The S&P 500 Dynamic Participation Index applies leverage to the parent index when the current closing value of the parent index is below the parent index’s trailing 10-day average, as described in Annex A. In falling equity markets with sustained depreciation, application of the leverage factor will likely result in significant underperformance of the S&P 500 Dynamic Participation Index relative to the parent index as the S&P 500 Dynamic Participation Index will have enhanced participation in the negative performance of the parent index. The S&P 500 Dynamic Participation Index’s investment thesis is premised on the idea that, if the parent index has declined such that its current closing value is less than its trailing 10-day average, the decline is likely to be short-lived and the parent index is likely to soon recover from that decline. However, if that does not turn out to be the case - if the parent index continues to decline for an extended period of time - the S&P 500 Dynamic Participation Index will have leveraged exposure to that decline. If, for example, the S&P 500 Dynamic Participation Index has 200% leveraged exposure to the parent index, the S&P 500 Dynamic Participation Index will decline by 2% for every 1% decline in the parent index for as long as that decline continues (subject to the excess return deduction described below).

▪	The S&P 500 Dynamic Participation Index is more volatile than the parent index, which increases the riskiness of the securities. The leverage factor creates greater volatility in the S&P 500 Dynamic Participation Index as compared to the parent index, because fluctuations in the value of the S&P 500 Dynamic Participation Index will always equal or exceed fluctuations in the value of the parent index. This greater volatility means that, as compared to otherwise comparable securities linked to the parent index, there is a greater likelihood that the closing value of the S&P 500 Dynamic Participation Index will be less than the coupon barrier value on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments on the securities, and that the closing value of the S&P 500 Dynamic Participation Index will be less than the final buffer value on the final valuation date, such that you will receive significantly less than the stated principal amount of your securities at maturity.

▪	The S&P 500 Dynamic Participation Index’s investment thesis may be wrong. The methodology of the S&P 500 Dynamic Participation Index is premised on the investment thesis that downturns in performance in the parent index tend to be short-lived and that the parent index will recover relatively quickly from any such downturns. The S&P 500 Dynamic Participation Index implements this thesis by applying a leverage factor when the closing value of the parent index is less than its trailing 10-day average. Thus, the S&P 500 Dynamic Participation Index attempts to enhance returns by offering leveraged performance in the anticipated recovery from the downturn of the parent index. That investment thesis may be wrong. The assumption that downturns will be short-lived and that the

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parent index will recover quickly after downturns may not be true. Even if this assumption has held true at points in the past, it may not do so the future. If the S&P 500 Dynamic Participation Index’s investment thesis is wrong, the S&P 500 Dynamic Participation Index will, when the parent index closing value declines and does not quickly recover, materially underperform the parent index. Our offering of the securities is not an expression of our view about the validity of the S&P 500 Dynamic Participation Index’s investment thesis. You should form your own independent view about the validity of the S&P 500 Dynamic Participation Index’s investment thesis in connection with your evaluation of an investment in the securities.

▪	Even if the S&P 500 Dynamic Participation Index’s investment thesis proves to have merit, the specific rules by which the S&P 500 Dynamic Participation Index is calculated may not effectively implement that thesis. The S&P 500 Dynamic Participation Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the S&P 500 Dynamic Participation Index. There is nothing inherent in any of these specific parameters that necessarily makes them the right specific parameters to use for the S&P 500 Dynamic Participation Index. If the S&P 500 Dynamic Participation Index had used different parameters, it might have achieved significantly better returns. As a result, even if the S&P 500 Dynamic Participation Index’s investment thesis has merit, the specific rules by which the S&P 500 Dynamic Participation Index is calculated may not effectively implement that thesis. The following is a non-exhaustive list of specific parameters that may not be the right specific parameters to use for the S&P 500 Dynamic Participation Index:

▪	Trailing 10-day average. The trailing 10-day average of the parent index, which is observed to determine whether a leverage factor is applied to the parent index, might not cover the optimal period of time to effectively implement the S&P 500 Dynamic Participation Index’s investment thesis. Even if the investment thesis has merit in applying a leverage factor when the parent index is in a downturn, the S&P 500 Dynamic Participation Index might have achieved significantly better results if it had used a trailing period shorter or longer than 10 days.

▪	Leverage multiplier. The leverage multiplier of 50 might not be the optimal amount by which to determine the amount of leverage applied to the parent index.

▪	Daily reset of leverage. The S&P 500 Dynamic Participation Index resets its exposure to the parent index on a daily basis and may perform less favorably than it would if it maintained a given leverage amount for a period longer than one trading day.

▪	Leverage only following downturns. The S&P 500 Dynamic Participation Index only seeks to apply leverage when the parent index has been in a downturn. In a period of sustained appreciation of the parent index, the S&P 500 Dynamic Participation Index seeks only to participate on a 1-to-1 basis in that appreciation. The S&P 500 Dynamic Participation Index might have achieved better returns if it sought to apply leverage at a time of sustained appreciation of the parent index.

▪	The excess return deduction will adversely affect the performance of the S&P 500 Dynamic Participation Index. At any time when the S&P 500 Dynamic Participation Index has greater than 100% exposure to the parent index, the leveraged portion of the S&P 500 Dynamic Participation Index’s return will be reduced by an “excess return deduction” based on the effective federal funds rate (prorated for the number of calendar days since the most recent trading day). This excess return deduction reduces the performance of the S&P 500 Dynamic Participation Index, and any increase in the effective federal funds rate will increase its negative effect. Although many factors may affect the effective federal funds rate, one important factor is the monetary policy of the Federal Reserve. Although the Federal Reserve has maintained the target rate at relatively low levels in recent years, the Federal Reserve may raise the target rate at any time. If the Federal Reserve raises interest rates, the performance of the S&P 500 Dynamic Participation Index will be adversely affected. The excess return deduction will offset any appreciation of the S&P 500 Dynamic Participation Index when the leverage factor is applied and exacerbate any depreciation of the S&P 500 Dynamic Participation Index when the leverage factor is applied, in each case with respect to the leveraged portion of the S&P 500 Dynamic Participation Index’s exposure to the parent index.

▪	Hypothetical back-tested performance information is subject to significant limitations. All information regarding the performance of the S&P 500 Dynamic Participation Index prior to July 31, 2019 is hypothetical and back-tested, as the S&P 500 Dynamic Participation Index did not exist prior to that time. It is important to understand that hypothetical back-tested S&P 500 Dynamic Participation Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The publisher of the S&P 500 Dynamic Participation Index developed the rules of the S&P 500 Dynamic Participation Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Dynamic Participation Index to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500 Dynamic Participation Index appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the S&P 500 Dynamic Participation Index methodology.

▪	The hypothetical back-tested performance of the S&P 500 Dynamic Participation Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested S&P 500 Dynamic Participation Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the S&P 500 Dynamic Participation Index will rise or fall. The actual future performance of the S&P 500 Dynamic Participation Index may bear no relation to the historical or hypothetical back-tested values of the S&P 500 Dynamic Participation Index.

The S&P 500 Dynamic Participation Index is a relatively new index with a limited history of actual performance. As a result, the S&P 500 Dynamic Participation Index may be riskier than another index with a more established record of performance.

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Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the S&P 500 Dynamic Participation Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or the S&P 500® Index”.

Material modification of the S&P 500 Dynamic Participation Index. If the sponsor of the S&P 500 Dynamic Participation Index announces that it will make, or that it will undertake a consultation with respect to, a material change in the formula for or the method of calculating the S&P 500 Dynamic Participation Index or any other material modification of the S&P 500 Dynamic Participation Index (other than a modification prescribed in that formula or method to maintain the index in the event of changes in constituent stock and capitalization and other routine events) (any such announcement, a “material modification event”), then the issuer may, at its option, direct the calculation agent to calculate the closing level of the S&P 500 Dynamic Participation Index on each date of determination after the effective date of such change in accordance with the formula for and method of calculating the S&P 500 Dynamic Participation Index last in effect prior to the change. Such level, as calculated by the calculation agent, will be the closing value of the S&P 500 Dynamic Participation Index for all purposes. The terms set forth in this paragraph supersede the terms set forth in the accompanying product supplement with respect to the S&P 500 Dynamic Participation Index to the extent they are inconsistent with such terms. For purposes of determining whether there has been a material modification to the S&P 500 Dynamic Participation Index, a material modification to the S&P 500® Index shall be treated as though it were a material modification to the S&P 500 Dynamic Participation Index. Furthermore, any modification to the S&P 500 Dynamic Participation Index will be treated as a material modification unless made under the following circumstances: (i) to exercise routine judgment in the administration of the rules, provided that such routine judgment will not include deviations or alterations to the rules designed to improve the financial performance of the index; (ii) to correct errors in implementation of the rules or calculations made pursuant to the rules; or (iii) to make an adjustment to respond to an unanticipated event outside of the control of the sponsor of the S&P 500 Dynamic Participation Index, such as a stock split, merger, listing or delisting, nationalization, or insolvency of a component of the index, a disruption in the financial markets for specific assets or in a particular jurisdiction, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance.

If, on any day during the term of the securities, the calculation agent determines that a material modification event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A material modification event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your securities. See “Summary Risk Factors—If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

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Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the securities and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on September 19, 2023 was 1,826.527.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2008 to September 19, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2008 to September 19, 2023

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Information About the S&P 500 Dynamic Participation Index

For information about S&P 500 Dynamic Participation Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500 Dynamic Participation Index calculated by S&P Dow Jones Indices LLC. All S&P 500 Dynamic Participation Index performance information prior to July 31, 2019 is hypothetical and back-tested, as the S&P 500 Dynamic Participation Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the S&P 500 Dynamic Participation Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Dynamic Participation Index to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500 Dynamic Participation Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the S&P 500 Dynamic Participation Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the S&P 500 Dynamic Participation Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500 Dynamic Participation Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the S&P 500 Dynamic Participation Index may bear no relation to its hypothetical back-tested or historical performance.

The closing value of the S&P 500 Dynamic Participation Index on September 19, 2023 was 746.67.

The graph below shows the hypothetical back-tested closing values of the S&P 500 Dynamic Participation Index for the period from January 2, 2008 to July 30, 2019, and historical closing values of the S&P 500 Dynamic Participation Index for the period from July 31, 2019 to September 19, 2023. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the S&P 500 Dynamic Participation Index as an indication of future performance.

S&P 500 Dynamic Participation Index – Hypothetical Back-Tested and Historical Closing Values January 2, 2008 to September 19, 2023

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $37.50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $37.50 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more

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derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A
Description of the S&P 500 Dynamic Participation Index

Overview

The S&P 500 Dynamic Participation Index is calculated, maintained and published by S&P Dow Jones Indices LLC. All information contained in this pricing supplement regarding the S&P 500 Dynamic Participation Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by S&P Dow Jones Indices LLC, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Dynamic Participation Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities. The S&P 500 Dynamic Participation Index was first published on July 31, 2019, and therefore has limited performance history.

The S&P 500 Dynamic Participation Index tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500® Index (the “parent index”), which means that the S&P 500 Dynamic Participation Index reflects exposure to the parent index that may be leveraged up to 200%, as adjusted on a daily basis. The degree of exposure of the S&P 500 Dynamic Participation Index to the performance of the parent index is reset at the close of each trading day based on a comparison of the closing value of the parent index on the current trading day to the trailing 10-day average closing value of the parent index. If the closing value of the parent index on the current trading day is less than its trailing 10-day average, the S&P 500 Dynamic Participation Index will reflect leveraged (i.e., greater than 100%, but no more than 200%) exposure to the parent index over the next trading day. By contrast, if the closing value of the parent index on the current trading day is greater than or equal to its trailing 10-day average, the S&P 500 Dynamic Participation Index will simply reflect 100% exposure to the parent index over the next trading day.

The S&P 500 Dynamic Participation Index’s dynamic leverage overlay methodology may be thought of as reflecting a “buy the dip” strategy. When the parent index has been trending down (as indicated by the current closing value being less than the trailing 10-day average), the S&P 500 Dynamic Participation Index takes that as a signal to “buy” (i.e., temporarily increase exposure to) the parent index. The investment thesis on which this methodology is based is that downturns in performance in the parent index tend to be short-lived and that the parent index will recover relatively quickly from any such downturns. By applying leverage when the parent index’s current closing value is less than its trailing 10-day average, the S&P 500 Dynamic Participation Index attempts to enhance returns by offering greater than 100% participation in the anticipated recovery from the downturn.

However, there can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the S&P 500 Dynamic Participation Index will effectively implement its investment thesis. If the parent index experiences a sustained downturn so that the current closing value of the parent index remains below its trailing 10-day average for an extended period of time, the S&P 500 Dynamic Participation Index will have exposure to that downturn on a leveraged basis. The S&P 500 Dynamic Participation Index may therefore significantly underperform the parent index. Moreover, the S&P 500 Dynamic Participation Index will be more volatile than the parent index because fluctuations in the value of the S&P 500 Dynamic Participation Index will always equal or exceed fluctuations in the value of the parent index. For these reasons, the S&P 500 Dynamic Participation Index is significantly riskier than the parent index. See “Summary Risk Factors—Risks Relating to the S&P 500 Dynamic Participation Index” in this pricing supplement.

The S&P 500 Dynamic Participation Index is described as tracking the “hypothetical” performance of the dynamic leverage overlay methodology described in this Annex because there is no actual portfolio of stocks to which any investor is entitled or in which any investor has any ownership or other interest. The S&P 500 Dynamic Participation Index is merely a mathematical calculation that is performed by reference to hypothetical exposure to the parent index.

The parent index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. For more information about the parent index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

The S&P 500 Dynamic Participation Index is reported by Bloomberg L.P. under the ticker symbol “SPXDPU1.”

Calculating the Exposure of the S&P 500 Dynamic Participation Index to the Parent Index

At the close of each trading day, the S&P 500 Dynamic Participation Index determines how much exposure it will have to the performance of the parent index over the next trading day by comparing the closing value of the parent index on the current trading day to the simple average of the closing values of the parent index on the 10 trading days up to and including the trading day immediately preceding the current trading day, which we refer to as the “trailing 10-day average”. On any trading day, if the closing value of the parent index on the current trading day is less than the trailing 10-day average, then the S&P 500 Dynamic Participation Index will have leveraged (i.e., greater than 100%) exposure to the performance of the parent index over the next trading day. The amount of that leveraged exposure will be determined by:

•	first, calculating the percentage difference between the current closing value of the parent index and the trailing 10-day average, expressed as a percentage of the current closing value;

•	second, determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100%; and

•	third, adding the leverage factor to 100% to arrive at the overall leveraged exposure, subject to a maximum leveraged exposure of 200%.

For example, if the current closing value of the parent index is 1% less than the trailing 10-day average (as a percentage of the current closing value), then the leverage factor would be 50% (50 times 1%) and the overall leveraged exposure would be 150% (50% plus 100%). If the current closing value of the parent index is less than the trailing 10-day average by 2% or more (as a percentage of the current closing value), then the leverage factor would be the maximum leverage factor of 100% and the overall leveraged exposure would be equal to the maximum of 200%

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(100% plus 100%). Leveraged exposure of 200% would mean that the performance of the S&P 500 Dynamic Participation Index would be 200% of the performance of the parent index. As an example, if the parent index declined by 1% at a time when the S&P 500 Dynamic Participation Index has 200% leveraged exposure to the parent index, then the S&P 500 Dynamic Participation Index would decline by 2% (leaving aside the effects of the excess return deduction described below).

If the closing value of the parent index on any trading day is greater than or equal to the trailing 10-day average, the S&P 500 Dynamic Participation Index will have 100% (i.e., 1-to-1, or unleveraged) exposure to the performance of the parent index over the next trading day. As an example, if the parent index increased by 1% at a time when the S&P 500 Dynamic Participation Index has 100% exposure to the parent index, then the S&P 500 Dynamic Participation Index would also increase by 1%.

The S&P 500 Dynamic Participation Index resets its exposure to the parent index on each trading day, so that the leveraged exposure that is determined at the end of each trading day applies only over the next trading day.

At any time when the S&P 500 Dynamic Participation Index has greater than 100% exposure to the parent index, the leveraged portion of the S&P 500 Dynamic Participation Index’s return will be reduced by an “excess return deduction” based on the effective federal funds rate (prorated for the number of calendar days since the most recent trading day). This excess return deduction reduces the performance of the S&P 500 Dynamic Participation Index, and any increase in the effective federal funds rate will increase its negative effect.

In this Annex, “trading day” means a day when the U.S. equity markets are open.

Comparison of Hypothetical Back-Tested and Historical S&P 500 Dynamic Participation Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Dynamic Participation Index against the historical performance of the parent index from January 3, 2017 through September 19, 2023, each normalized to have a closing value of 100.00 on January 3, 2017 to facilitate a comparison.

As described above, the leverage feature causes the S&P 500 Dynamic Participation Index to be more volatile than the parent index and can cause the S&P 500 Dynamic Participation Index to underperform the parent index when the parent index declines. This underperformance will be especially dramatic when the parent index experiences a rapid and significant decline for a sustained period of time.

For example, as shown in the graph below, from December 3, 2018 to December 24, 2018 (an approximately three-week period) the maximum peak-to-trough decline in the closing value of the S&P 500 Dynamic Participation Index, expressed as a percentage (the “maximum drawdown”), was -25.08%. For the same period for the parent index, the maximum drawdown was only -15.74%. In addition, from February 19, 2020 to March 23, 2020 (an approximately one month period) the maximum drawdown in the closing value of the S&P 500 Dynamic Participation Index was -56.96%. For the same period for the parent index, the maximum drawdown was only -33.92%. The underperformance of the S&P 500 Dynamic Participation Index relative to the parent index over these periods demonstrates how the S&P 500 Dynamic Participation Index will perform significantly worse than the parent index in a declining equity market where the decline continues for longer than a short period of time.

All S&P 500 Dynamic Participation Index performance information prior to July 31, 2019 is hypothetical and back-tested, as the S&P 500 Dynamic Participation Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Dynamic Participation Index”.

In the graph below, references to “SPXDPU1” are to the S&P 500 Dynamic Participation Index and references to “SPX” are to the S&P 500® Index.

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The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Dynamic Participation Index against the historical performance of the parent index from January 2, 2008 through September 19, 2023, each normalized to have a closing value of 100.00 on January 2, 2008 to facilitate a comparison.

All S&P 500 Dynamic Participation Index performance information prior to July 31, 2019 is hypothetical and back-tested, as the S&P 500 Dynamic Participation Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Dynamic Participation Index”.

In the graph below, references to “SPXDPU1” are to the S&P 500 Dynamic Participation Index and references to “SPX” are to the S&P 500® Index.

PAST PERFORMANCE OF THE S&P 500 DYNAMIC PARTICIPATION INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 DYNAMIC PARTICIPATION INDEX AND THE PARENT INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

License

S&P Dow Jones and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use the S&P 500 Dynamic Participation Index in connection with certain financial products, including the securities.

“Standard & Poor’s”, “S&P” and “S&P 500” are trademarks of Standard & Poor’s Financial Services LLC. “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P indices, which are determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.”

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